Exhibit 10.1

October 13, 2017

John Greene

303 Columbus Avenue, Unit 1005

Boston, MA 02116

Re:  Amendment to Offer of Employment

Dear John,

Reference is made to your offer letter with Bioverativ Inc. (the “Company”) dated October 28, 2016 (the “Offer Letter”).  On October 6, 2017, the Compensation Committee of the Board of Directors extended the timing for you to utilize the relocation assistance benefits and payments (other than the temporary housing benefits) described in the Offer Letter until October 31, 2018.  The Company will also gross-up the payment(s) for such relocation benefits in an amount not to exceed up to $60,000 to cover applicable taxes related to such relocation benefits and payments.  All other terms and conditions of the Offer Letter remain unchanged.

Best regards,

/s/ John Cox
John Cox
Chief Executive Officer

Agreed to and Accepted by:

/s/ John Greene	Dated:	October 14, 2017
John Greene